Exhibit 3.2

THE MAJESTIC STAR CASINO, LLC

Amendment Number One to Fourth Amended And Restated Operating Agreement

THIS AMENDMENT NUMBER ONE TO FOURTH AMENDED AND RESTATED OPERATING AGREEMENT ("Agreement") of The Majestic Star Casino, LLC (the “Company”) is executed as of the 23rd day of March, 2009, by BARDEN DEVELOPMENT, INC., an Indiana corporation having an address at One Buffington Harbor Drive, Gary, Indiana 46406 ("Barden").

WHEREAS, the Company desires to amend Article IX of the Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Section 9.2 of Article IX of the Agreement is hereby deleted in its entirety and replaced with the following provisions:

Indemnification.  Except as otherwise provided in this Article IX, the Company shall indemnify any Manager, any Member, any officer, manager, or director of a Manager or Member, and any director or officer of the Company, and may indemnify any employee who is not an officer, manager or director of the Company or of the Manager or Member, who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (other than an action by or in the right of the Company) by reason that such person is or was a manager, member, officer, director or employee of the Company or of a Manager or Member, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, but only if the person acted in good faith and in a manner that such person believed to be in the best interests of the Company, and, with respect to a criminal action or proceeding, if such person believed his conduct was not unlawful.  Any indemnification permitted under this Section 9.2 shall (unless ordered by a court) be made by the Company only as authorized in the specific case, upon a determination that the indemnification is proper under the circumstances because the person to be indemnified has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement.  Notwithstanding the foregoing, no indemnification shall be provided to any person for or in connection with (i) the receipt of a financial benefit to which such person is not entitled, (ii) voting for or assenting to a distribution to Members in violation of this Agreement or the Act, or (iii) a knowing violation of law.

Advancement.  Reasonable expenses, including attorneys' fees, incurred by any Manager, Member, officer, director or manager of a Manager or Member and any officer, manager or director of the Company who may be eligible for indemnification under this Section 9.2 in defending a proceeding shall be advanced by the Company on behalf of such person (by paying such expenses on the person's behalf or by reimbursement) prior to the final disposition of such proceeding, including any appeal therefrom, and may be advanced by the Company on behalf of an employee who is not an officer, manager or director of the Company, Manager or Member, in accordance with this paragraph.   A person requesting advancement of such expenses must provide to the Company an undertaking, which may be unsecured, to repay any expenses advanced by the Company if it shall ultimately be determined that such person is not entitled to be indemnified by the Company and provide a written affirmation of that person's good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized in this section. An advancement of expenses will be authorized by the Company only if a determination is made on behalf of the Company that the facts then known to those making the determination would not preclude indemnification of the person making a request for advancement of expenses under this section because the person has met the standard of conduct expressed in the first paragraph (Indemnification) of this Section 9.2.  Such authorizations and determinations shall be made:  (1) by the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or (2) if such a quorum cannot be obtained, then by a majority vote of a committee of the board, duly designated to act in the matter by a majority vote of the full board (in which designation directors who are parties may participate), consisting solely of director(s) not at the time parties to the proceeding; or (3) by special legal counsel, selected by the board of directors or a committee thereof by vote as set forth herein, or, if the requisite quorum of the full board cannot be obtained therefor and such committee cannot be established, by a majority vote of the full board (in which selection directors who are parties may participate); or (4) by the Members.  Advancements of expenses will be made promptly as incurred upon submission of evidence of those expenses reasonably acceptable to the Company, subject to the Company's reserved right to determine the reasonableness of the amounts of any such expenses.  The determination of reasonableness of expenses requested to be advanced on behalf of a person shall be made in the same manner as specified above or by any person to whom the Board of Directors, committee, special legal counsel or Member, as the case may be, may delegate such duty.

2.   Except for the amendment to the Agreement set forth herein, all other provisions of the Agreement shall remain unchanged and in force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

(Signature page follows)

MAJESTIC HOLDCO, LLC
The Sole Member of The Majestic Star Casino, LLC

By:          /s/ Don H. Barden
Don H. Barden, President
Barden Development, Inc.
Sole Manager of Majestic Holdco, LLC

BARDEN DEVELOPMENT, INC.,
The Sole Manager of The Majestic Star Casino, LLC

By:           /s/ Don H. Barden
Don H. Barden, President

-  -